Exhibit 10.10

Watson Wyatt Share Incentive Plan 2005

Deed to Change the Trust Deed and Rules

This deed is made on 8 January 2010 between:

(1)	Watson Wyatt Limited; and

(2)	Halifax Corporate Trustees Limited

1	Introduction

1.1	Watson Wyatt Limited is the “Company” in relation to the Watson Wyatt Share Incentive Plan 2005 (the “Plan”).

1.2	Halifax Corporate Trustees Limited are the trustees for the time being of the Plan (the “Trustees”).

1.3	The Plan is governed by the trust deed and rules dated 7 September 2005 (the “Rules”). Rule 14 (Changing the Rules) provides that the Directors and the Trustees may, by deed, change the rules at any time.

2	Operative Part

2.1	In the exercise of their powers under Rule 14.2, with effect from the date of this deed, the Directors and the Trustees change the Rules as set out in 2.2 below. The change requires approval by HMRC, and will not take effect until such approval is granted if later than the date of this deed, but does not require the approval of the Company’s shareholders.

2.2	The Rules are modified by deleting the definition of “Share” and replacing it with the following:

“Share” means a share of Class A common stock of par value US$0.01 of Towers Watson & Co. which meets the requirements of Part 4 of Schedule 2, and any security which forms part of any new holdings referred to in paragraph 86 of Schedule 2.”

This document has been executed as a deed on the date shown at the top of this document.

Signed as a deed by Watson Wyatt Limited Acting by:

A Director and

A Director/Secretary

Signed as a deed by Halifax Corporate Trustees Limited Acting by:

A Director and

A Director